     As Filed With the Securities and Exchange Commission on April 6, 2000

                                                   Registration No. 333-________
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                            MICRO THERAPEUTICS, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

           DELAWARE                                               33-0569235
-------------------------------                              ------------------
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                      2 GOODYEAR, IRVINE, CALIFORNIA 92618
                                 (949) 837-3700
--------------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                                   ----------

                                 GEORGE WALLACE
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            MICRO THERAPEUTICS, INC.
                                   2 GOODYEAR
                            IRVINE, CALIFORNIA 92618
                                 (949) 837-3700
--------------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code of agent for service)

                                    COPY TO:
                               BRUCE FEUCHER, ESQ.
                        STRADLING YOCCA CARLSON & RAUTH,
                           A PROFESSIONAL CORPORATION
                            660 NEWPORT CENTER DRIVE
                         NEWPORT BEACH, CALIFORNIA 92660

         Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                   Proposed maximum       Proposed maximum
 Title of securities to         Amount to           offering price        aggregate offering           Amount of
     be registered            be registered          per share (1)               price             registration fee
-------------------------------------------------------------------------------------------------------------------
 Common Stock,                 1,600,000               $6.69                  $10,704,000              $2,825.86
  $0.01 par value                shares
===================================================================================================================

(1) The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) using the average of the high and low price reported by the Nasdaq National Market for the Common Stock on April 4, 2000, which was approximately $6.69 per share.

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

PROSPECTUS                                                  Dated April 6, 2000

                            MICRO THERAPEUTICS, INC.

                        1,600,000 SHARES OF COMMON STOCK
                               ($0.001 PAR VALUE)

                                   ----------

         This prospectus relates to the offer and sale from time to time of up to 1,600,000 shares of our common stock which are held by certain of our current stockholders named in this prospectus for their own benefit or by donees, transferees, pledgees or other successors in interest of such stockholders that receive such shares as a gift or other non-sale related transfer. The shares of our common stock offered pursuant to this prospectus were originally issued the selling stockholders in connection with private placements of our shares to those stockholders pursuant to stock purchase agreements we entered into with each of those stockholders.

         The prices at which such stockholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares. We will bear all expenses of registration incurred in connection with this offering. The stockholders whose shares are being registered hereby will bear all selling and other expenses.

         Our common stock is traded on the Nasdaq National Market under the symbol "MTIX." On April 4, 2000, the last reported sale price of our common stock was $6.625 per share.

       SEE "RISK FACTORS" BEGINNING ON PAGE 2 TO READ ABOUT THE RISKS YOU SHOULD CONSIDER CAREFULLY BEFORE BUYING SHARES OF OUR COMMON STOCK.

                               ------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT CONTAINING THIS PROSPECTUS, WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                   ----------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                  The date of this Prospectus is April 6, 2000.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
About Micro Therapeutics...................................................  2
Risk factors...............................................................  2
Certain factors that may affect our business and future results............  3
Where you can find additional information.................................. 11
Use of proceeds............................................................ 12
Selling stockholders....................................................... 13
Plan of distribution....................................................... 13
Legal matters.............................................................. 14
Experts.................................................................... 14

SOME OF THE STATEMENTS CONTAINED IN THIS PROSPECTUS DISCUSS FUTURE EXPECTATIONS, CONTAIN PROJECTIONS OF RESULTS OF OPERATIONS OR FINANCIAL CONDITION OR STATE OTHER "FORWARD-LOOKING" INFORMATION. SUCH STATEMENTS CAN BE IDENTIFIED BY THE USE OF "FORWARD-LOOKING" TERMINOLOGY, SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE," "CONTINUE" OR OTHER SIMILAR WORDS. THESE STATEMENTS ARE SUBJECT TO KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY THE STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" ON PAGE 3.

                            ABOUT MICRO THERAPEUTICS

         Micro Therapeutics, Inc. develops, manufactures and markets minimally invasive medical devices for the diagnosis and treatment of vascular disease. We focus our efforts in two underserved markets: (i) the treatment of neuro vascular disorders of the brain associated with stroke; and (ii) the treatment of peripheral vascular disease, including blood clot therapy in hemodialysis access grafts, arteries and veins. Our objective is to provide physicians with new interventional treatment alternatives which improve outcomes, reduce costs, shorten procedure times, reduce drug usage and allow access to difficult-to-reach anatomical locations. Micro Therapeutics currently markets more than 85 products for the treatment of peripheral vascular disease and products for the treatment of neuro vascular disease.

         More comprehensive information about us and our products is available through our worldwide web site at www.microtherapeutics.com. The information on our website is not incorporated by reference into this prospectus. Our executive offices are located at 2 Goodyear, Irvine, California 92618, and our telephone number is (949) 837-3700.

                                  RISK FACTORS

         In evaluating an investment in our common stock, you should carefully consider the following risk factors and other information contained in or incorporated by reference into this prospectus. Some information in this prospectus may contain "forward looking" statements that discuss future expectations of our financial condition and results of operations. The risk factors noted in this section and other factors could cause our actual results to differ materially from those contained in any forward-looking statements.

         CERTAIN FACTORS THAT MAY AFFECT OUR BUSINESS AND FUTURE RESULTS

         Some of the information included herein contains forward-looking statements. These statements can be identified by the use of forward-looking terms such as "may," "will," "expect," "anticipate," "estimate," "continue," or other similar words. These statements discuss future expectations, projections or results of operations or of financial condition or state other "forward-looking" information. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements we make. These risk factors could cause our actual results to differ materially from those contained in any forward-looking statement. If any of the following risks actually occur, our business could be harmed and the trading price of our common stock could decline.

         Many of our products are in developmental stages and may not successfully come to market . We have only recently introduced a number of products commercially. Several of our key products, particularly those relating to the Onyx Liquid Embolic System, are in the early stage of development. In some cases, these products either have not entered full clinical trials or have only recently done so. Our ability to market these products will depend upon a number of factors, including our ability to demonstrate the safety and efficacy of our products in the clinical setting. Our products may not be found to be safe and effective in clinical trials and may not ultimately be cleared for marketing by U.S. or foreign regulatory authorities. Our failure to develop safe and effective products which are approved for sale on a timely basis would have a negative impact on our business.

         Our products may not be accepted by the market. Even if we are successful in developing additional safe and effective products that have received marketing clearance, our new products may not gain market acceptance. In order for our Onyx Liquid Embolic System to be accepted, we must address the needs of potential customers. The target customers for our products are interventional radiologists and interventional neuroradiologists. However, even if our products are accepted by these targeted customers, this acceptance may not translate into sales. Additionally, our market share for our existing products may not grow, and our products which have yet to be introduced may not be accepted in the market.

         New products and technologies in the market could create additional competition. The markets in which we compete involve rapidly changing technologies and new product introductions and enhancements. We must enhance and expand the utility of our products, and develop and introduce innovative new products that gain market acceptance. New technologies, products or drug therapies developed by others could reduce the demand for our products. We may encounter technical problems in connection with our own product development that could delay introduction of new products or product enhancements. While we maintain research and development programs to continually improve our product offerings, including adding interventional devices, our efforts may not be successful, and other companies could develop and commercialize products based on new technologies that are superior to our products either in performance or cost-effectiveness.

         We face intense competition from many large companies. The medical technology industry is intensely competitive. Our products compete with other medical devices, surgical procedures and pharmaceutical products. A number of the companies in the medical technology industry, including manufacturers of neuro vascular and peripheral vascular products, have substantially greater capital resources, larger customer bases, broader product lines, greater marketing and management resources, larger research and development staffs and larger facilities than ours. These competitors have developed and may continue to develop products that are competitive with ours. They may develop and market technologies and products that are more readily accepted than ours. Their products could make our technology and products obsolete or noncompetitive. Although we believe that our products may offer certain advantages over our competitors' currently-marketed products, companies entering the market early often obtain and maintain significant market share relative to those entering the market later. While we have designed our products to be cost effective and more efficient than competing technologies, we might not be able to provide better methods or products at comparable or lower costs.

         We also compete with other manufacturers of medical devices for clinical sites to conduct human trials. If we are not able to locate such clinical sites on a timely basis, it could hamper our ability to conduct trials of our products, which may be necessary to obtain required regulatory clearance or approval.

         We have a short operating history, during which time we have not been profitable. We were incorporated in 1993. To date, our business has generated limited product sales. From our inception through December 31, 1999, we incurred cumulative losses of approximately $41 million. We expect additional losses as we expand our research and development, clinical, regulatory, manufacturing and marketing efforts. We may not achieve significant sales of our products or become profitable. We could encounter substantial delays and unexpected expenses related to the introduction of our current and future products, or our research and development, clinical, regulatory, manufacturing and marketing efforts. Such delays or expenses could reduce revenues and have a negative effect on our business.

         We may need additional financing to continue operations. Our operations to date have consumed substantial amounts of cash, and we expect that this condition will continue at least into 2002. We believe that our anticipated cash flow from planned operations and existing capital resources, comprising primarily the net proceeds from the following should be adequate to satisfy our capital requirements through 2001:

o financings preceding and including the initial public offering of our common stock in February 1997;

o a convertible subordinated note agreement with Guidant entered into in November 1997, including $2.5 million we received from Guidant in exchange for debt and common stock upon the achievement of a milestone defined in the agreement with Guidant;

o a convertible subordinated note agreement, credit agreement and distribution agreement with Abbott entered into in August 1998 and amended at various dates thereafter

o a convertible subordinated note agreement, credit agreement and distribution agreement with Century entered into in September 1998;

o an option agreement with Abbott, which option was exercised by us in November 1999;

o        the sale, in March 2000, by us of 1,600,000 shares of our common stock;
         and

o the interest earned on cash, cash equivalent and short-term investment balances.

         However, it is possible that we will need additional capital before the end of 2001. Our need for additional financing will depend upon many factors, including the extent and duration of our future operating losses, the level and timing of future revenues and expenditures, market acceptance of new products, the results and scope of ongoing research and development projects, competing technologies, and market and regulatory developments.

         We currently have no other committed external sources of funds. If our existing resources are insufficient to fund our activities, we will seek to raise additional funds through public or private financing. However, such additional financing may not be available on acceptable terms or at all. If we raise additional funds by issuing equity securities, further dilution to our existing stockholders may result. If adequate funds are not available to us, our business may be negatively impacted.

         We depend on patents and proprietary technology. Our success will depend in part on our ability to:

o        obtain and maintain patent protection for our products;

o        preserve our trade secrets; and

o        operate without infringing the proprietary rights of others.

         The patent position of a medical device company may involve complex legal and factual issues. As of February 21, 2000, we held twenty-nine issued U.S. patents and one issued foreign patent, and have forty U.S. and thirty-one foreign patent applications pending. Our issued U.S. patents cover technology underlying the Onyx Liquid Embolic System (including both liquid embolic implantables as well as micro catheters, access and delivery devices), carotid and intra-cerebral stents, coatings, the Cragg MicroValve, infusion wires, and the Cragg Thrombolytic Brush. The expiration dates of these patents range from 2009 to 2018. The pending claims cover additional aspects of liquid embolic material, micro catheters, access and delivery devices, carotid and intra-cerebral stent technologies, non-vascular liquid embolic products, infusion catheters, infusion wires, and the Thrombolytic Brush. Each product area we are pursuing is covered by at least two issued patents and, in most instances, three pending patents. One of the patents we use is currently licensed by us from Andrew Cragg, M.D.

         There is no guarantee that issued patents will provide us significant proprietary protection, that pending patents will be issued, or that products incorporating the technology in issued patents or pending applications will be free of challenge from competitors. It is possible that patents belonging to competitors will require us to alter our technology and products, pay licensing fees or cease to market or develop our current or future technology and products. We also rely on trade secrets to protect our proprietary technology, it is possible that others will independently develop or otherwise acquire equivalent technology or that we will be unable to maintain our technology as trade secrets. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States. If we fail to protect our intellectual property rights, there could be a negative impact on our business.

         There has been extensive litigation in the medical device industry regarding patents and other intellectual property rights. It is possible that infringement, invalidity, right to use or ownership claims could be asserted against us in the future. Although patent and intellectual property disputes in the medical device industry have often been settled through licensing or similar arrangements, these arrangements can be costly and there can be no assurance that necessary licenses would be available to us on satisfactory terms or at all under such circumstances. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling our products, which would have a material adverse effect on our business. In addition, if we decide to litigate such claims, it would be expensive and time consuming and could divert our management's attention from other matters and could negatively impact our business regardless of the outcome of the litigation.

         We have limited marketing and distribution experience. Our experience in working with third-party distributors is limited. In November 1997, we executed a distribution agreement with Guidant to provide for the distribution of our neuro vascular product in Europe, and, in August 1998, Guidant agreed to expand this distribution agreement with us to provide for the distribution of our peripheral embolization applications of the Onyx Liquid Embolic System. We did not enjoy meaningful revenues under this arrangement until the third quarter of 1999, following the initial regulatory clearance in the European Union to market the Onyx Liquid Embolic System for the treatment of brain arteriovenous malformations or "AVMs." In August 1998, we executed a distribution agreement with Abbott to provide for distribution of our peripheral vascular blood clot therapy products in the United States and Canada. In September 1998, we executed a distribution agreement with Century to provide for distribution of all our products in Japan. We did not enjoy meaningful revenues under the agreement with Century until the second quarter of 1999, following initial marketing clearance for certain of our products. There is no guarantee that either Guidant, Abbott or Century will be able to successfully market our products. Further, there is no guarantee that Century will be successful in assisting us in obtaining necessary regulatory approvals in Japan to commence marketing all of our products.

         Our sales force in the United States consists of three individuals which we consider an insufficient number to successfully launch products in the United States. There is competition for sales personnel experienced in interventional medical device sales, and there can be no assurance that we will be able to successfully respond to this competition and attract, motivate and retain qualified sales personnel. We intend to market and sell our products outside the United States principally through distributors. We believe that we will need to continue to expand our distributor network or develop our own sales force. Our ability to market our products in certain areas may depend on strategic alliances with marketing partners such as Guidant, Abbott and Century. There is no guarantee that we will be able to enter into distribution agreements other than the agreements with Guidant, Abbott and Century on acceptable terms or at all. Also, there can be no assurance that such agreements will be successful in developing our marketing capabilities or that we will be able to successfully develop a direct sales force.

         We have limited manufacturing experience. Our experience in manufacturing our products is relatively limited. We have found it necessary to expand our manufacturing capacity in connection with our continued development and commercialization of our products We may find it necessary to further expand our manufacturing capacity in the future. Development and commercialization requires additional money for facilities, tooling and equipment and for leasehold improvements. We expect that such expansion would be achieved utilizing the increased space in our new leased facility, improved efficiencies, automation and acquisition of additional tooling and equipment. However, we may not be able to obtain the required funds for expansion of our manufacturing capacity. Improved efficiencies might not result from such an expansion. Any delay or inability to expand our manufacturing capacity, including obtaining the commitment of necessary capital resources could materially adversely affect our manufacturing ability.

         Obtaining approval from governmental agencies is a barrier to the sale of our products. The development, testing, manufacturing and marketing of our products in the United States are regulated by the U.S. Food and Drug Administration as well as various state agencies. The Food and Drug Administration requires governmental clearance of such products before they are marketed. The process of obtaining Food and Drug Administration and other required regulatory clearances is lengthy, expensive and uncertain. Additionally, if regulatory clearance is granted, it may include significant limitations on the indicated uses for which a product may be marketed. Failure to comply with applicable regulatory requirements can result in, among other things, warning letters, fines, suspensions of approvals, product seizures, injunctions, recalls of products, operating restrictions and criminal prosecutions. The restriction, suspension or revocation of regulatory approvals or any other failure to comply with regulatory approvals or requirements would have a negative impact on our business.

         Before we could offer and sell our current products, we were required to submit information to the Food and Drug Administration in the form of a 510(k) pre-market notification in order to substantiate label claims and to demonstrate "substantial equivalence" of our products to a legally marketed Class I or II medical device or a pre-amendments Class III medical device for which the Food and Drug Administration had not called for premarket approvals. Although we received Food and Drug Administration clearance for many of these products, we may not be able to obtain the necessary regulatory clearance for the manufacture and marketing of enhancements to our existing products or future products either in the United States or in foreign markets. We have made modifications which affect substantially all of our products covered under 510(k) clearances. We believe that these modifications do not affect the safety or efficacy of the products and thus, under Food and Drug Administration guidelines, do not require the submission of new 510(k) notices. However, the Food and Drug Administration may not agree with any of our determinations that a new 510(k) notice was not required for such changes and could require us to submit a new 510(k) notice for any of the changes made to a device. If the Food and Drug Administration requires us to submit a new 510(k) notice for any device modification, we may be prohibited from marketing the modified device until the 510(k) notice is cleared by the Food and Drug Administration.

         Before we can commercially market our Onyx Liquid Embolic System, we may be required to submit one or more premarket approval applications to the Food and Drug Administration. This generally involves a substantially longer and less certain review process than that of a 510(k) pre-market notification. In either event, such approvals or clearances may require human clinical testing prior to any action by the Food and Drug Administration. Based on the information regarding the material composition of Onyx, we believe the Onyx Liquid Embolic System would be regulated as a device. However, the Food and Drug Administration could at a later date determine that the Onyx Liquid Embolic System should be regulated as a drug. Such a change could significantly delay the commercial availability of the Onyx Liquid Embolic System and have a material adverse effect our business. Delays in receipt of, failure to receive, or loss of regulatory approvals or clearances to market our products would negatively impact our ability to market these products.

         In the European Union, we will be required to maintain the certifications we have obtained which are necessary to affix the CE Mark to our applicable products. We will have to obtain additional certifications with respect to affixing the CE Mark to our new products, in order to sell them in member countries of the European Union. We have received CE Mark certifications with respect to our currently marketed peripheral blood clot therapy products, micro catheters, guidewires, balloon systems, and the peripheral vascular and brain AVM embolization applications of the Onyx Liquid Embolic System, the first Onyx Liquid Embolic System applications to receive the CE Mark. We anticipate obtaining certifications with respect to certain additional application of the Onyx Liquid Embolic System. However, such certifications may be dependent upon successful completion of clinical studies. These clinical studies may not be successfully completed and we may not be able to obtain the required certifications. Additionally, we may not be able to maintain our existing certifications. In addition, federal, state, local and international government regulations regarding the manufacture and sale of health care products and diagnostic devices are subject to future change, and additional regulations may be adopted.

         Commercial distribution and clinical trials in most foreign countries also are subject to varying government regulations which may delay or restrict marketing of our products.

         Manufacturers of medical devices for marketing in the United States are required to adhere to applicable regulations setting forth detailed Quality System Requirements, which include development, testing, control and documentation requirements. Our manufacturing processes also are subject to stringent federal, state and local regulations governing the use, generation, manufacture, storage, handling and disposal of certain materials and wastes. Although we believe that we have complied in all material respects with such laws and regulations, there are periodic inspections to ensure our compliance. It is possible that we could be required to incur significant costs in the future in complying with manufacturing and environmental regulations, or that we could be required to cease operations in the event of any continued failure to comply.

         We are exposed to product liability claims. The nature of our business exposes us to risk from product liability claims. The risk of such claims has increased in light of a U.S. Supreme Court decision in 1996 concluding that the Food and Drug Administration regulatory framework does not necessarily preempt personal injury actions against medical device manufacturers. We currently maintain product liability insurance for our products, with limits of $10 million per occurrence and an annual aggregate maximum of $10 million. However, our insurance may not be adequate to cover future product liability claims. Additionally, we may not be able to maintain adequate product liability insurance at acceptable rates. Any losses that we may suffer from any liability claims, and the effect that any product liability litigation may have upon the reputation and marketability of our products may divert management's attention from other matters and may have a negative effect on our business.

         We are dependent on single-source suppliers and independent contract manufacturers. We purchase some components and services used in connection with our products from third parties. Our dependence on third-party suppliers involves several risks, including limited control over pricing, availability, quality and delivery schedules. Delays in delivery or services or component shortages can cause delays in the shipment of our products. Our single-source components are generally acquired through purchase orders placed in the ordinary course of business, and we have no guaranteed supply arrangements with any of our single-source suppliers. Because of our reliance on these vendors, we may also be subject to increases in component costs. It is possible that we could experience quality control problems, supply shortages or price increases with respect to one or more of these components in the future. If we need to establish additional or replacement suppliers for some of these components, our access to the components might be delayed while we qualify such suppliers. Any quality control problems, interruptions in supply or component price increases with respect to one or more components could have a negative impact on our business.

         We rely on independent contract manufacturers to produce some of our products and components. This involves several risks, including:

o        inadequate capacity of the manufacturer's facilities;

o        interruptions in access to certain process technologies; and

o reduced control over product quality, delivery schedules, manufacturing yields and costs.

         Independent manufacturers have possession of and in some cases hold title to molds for certain manufactured components of our products. Shortages of raw materials, production capacity constraints or delays by our contract manufacturers could negatively affect our ability to meet our production obligations and result in increased prices for affected parts. Any such reduction, constraint or delay may result in delays in shipments of our products or increases in the prices of components, either of which could have a material adverse effect on our business.

         We do not have supply agreements with all of our current contract manufacturers and we often utilize purchase orders which are subject to acceptance by the supplier. An unanticipated loss of any of our contract manufacturers could cause delays in our ability to deliver our products while we identify and qualify a replacement manufacturer.

         We depend upon key personnel. We significantly depend upon the contributions, experience and expertise of our founders, certain members of our management team and key consultants. We maintain a key-man life insurance policy in the amount of $1 million on the life of George Wallace, our President and Chief Executive Officer. This insurance may not be adequate to cover the risk involved. Additionally, our success will depend upon our ability to attract and retain additional highly qualified management, sales, technical, clinical and consulting personnel.

         We depend upon third-party reimbursement for some of our revenues. In the United States, health care providers such as hospitals and physicians that purchase medical devices generally rely on third-parties, principally federal Medicare, state Medicaid and private health insurance plans, to reimburse all or part of the cost of therapeutic and diagnostic procedures. With the implementation of Medicare's Prospective Payment System for hospital inpatient care (Diagnosis Related Groups or "DRGs") in the 1980s, public and private payors began to reimburse providers on a fixed payment schedule for patients depending on the nature and severity of the illness. Many tests and procedures that would have been performed under cost-plus reimbursement formulas are subject to scrutiny and must be justified in terms of their impact on patient outcomes. As a result, there is an incentive to conduct only those tests that will optimize cost-effective care.

         Changes in reimbursement policies of governmental (both domestic and international) or private healthcare payors could negatively impact our business to the extent any such changes affect reimbursement for procedures in which our products are used.

         We may not be able to expand our international sales. Currently, most of our revenues are not derived from international sales. We believe that our future performance will be dependent in part upon our ability to increase international sales. Although the perceived demand for certain products may be lower outside the United States, we intend to continue to expand our international operations and to enter additional international markets, which will require significant management attention and financial resources. There is no guarantee however, that we will be able to successfully expand our international sales. Our success in international markets will depend on our ability to establish and maintain agreements with suitable distributors, or establish a direct sales presence.

         International sales are subject to inherent risks, including unexpected changes in regulatory requirements, fluctuating exchange rates, difficulties in staffing and managing foreign sales and support operations, additional working capital requirements, customs, duties, tariff regulations, export license requirements, political and economic instability, potentially limited intellectual property protection and difficulties with distributors. In addition, sales and distribution of our products outside the United States are subject to extensive foreign government regulation. We have in the past avoided losses due to fluctuating exchange rates associated with international sales by selling our products in U.S. dollars. However, we hope to sell products in some markets in local currency, which would subject us to currency exchange risks.

         Large-scale market acceptance of our products will depend on the availability and level of reimbursement in international markets that we target. Reimbursement systems in international markets vary significantly by country, and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis. Many international markets have government managed health care systems that govern reimbursement for new devices and procedures. In most markets, there are private insurance systems as well as government-managed systems. Obtaining reimbursement approvals in each country can require 12-18 months or longer.

         Provisions in our charter documents may make an acquisition of us more difficult. Provisions of our Amended and Restated Certificate of Incorporation, Bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to stockholders.

         Stock prices are particularly volatile in some market sectors. The stock market sometimes experiences significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations can cause a decrease in the price of our common stock. The following factors may have a material adverse effect on the market price of our common stock

o        fluctuations in our results of operations;

o failure of our results of operations to meet the expectations of public market analysts and investors;

o timing and announcements of technological innovations or new products by us or our competitors;

o        Food and Drug Administration and foreign regulatory actions;

o        developments with respect to patents and proprietary rights;

o timing and announcements of developments, including clinical trials related to our products;

o public concern as to the safety of technology and products developed by us or others;

o        changes in health care policy in the United States and internationally;

o changes in stock market analyst recommendations regarding Micro Therapeutics; and

o        the medical device industry generally.

         In addition, it is likely that during a future quarterly period, our results of operations will fail to meet the expectations of stock market analysts and investors and, in such event, our stock price could materially decrease.

         In April 1999, we were notified by The Nasdaq-Amex Group that we did not meet the requirements for our common stock to continue to be listed on the Nasdaq National Market. We held discussions with the holders of our convertible debt, submitted for Nasdaq's consideration a proposal and definitive plan for compliance, and in support of such plan, in May 1999 we consummated agreements with Abbott resulting in the conversion of $10 million of notes held by Abbott into shares of our common stock. Additionally, the agreements provided us with an option, which we exercised in November 1999, requiring Abbott to purchase $3 million of our common stock. Nasdaq informed us that it considered our actions to be sufficient to support continued listing of our common stock on the Nasdaq National Market. There is no guarantee, however, that we will be able to remain in compliance with the Nasdaq National Market continued listing requirements. Should Nasdaq determine in the future that our continued listing is not supported, our stock price could materially decrease.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We have filed a registration statement on Form S-3 with the SEC with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. You may read and copy any document we file at the SEC's public reference rooms in Washington D.C. We refer you to the registration statement and the exhibits and schedules thereto for further information with respect to us and our common stock. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

         We are subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance with those requirements, will continue to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the SEC's website referred to above.

         The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below and any additional documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering of securities is terminated. The information we incorporate by reference is an important part of this prospectus, and any information that we file later with the SEC will automatically update and supersede this information.

         The documents we incorporate by reference are:

         1. our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999;

         2. the description of our capital stock contained in our Registration Statement on Form 8-A12G, filed on June 3,1999;

         3. the description of our capital stock contained in our Registration Statement on Form 8-A12G, filed on January 21, 1997; and

         4. all other reports filed by us pursuant to Section 13(a) or 15(d) of the SEC Exchange Act since December 31, 1999.

         You may request a copy of these filings, at no cost, by writing or calling us at Micro Therapeutics, 2 Goodyear, Irvine, California 92618, telephone number (949) 837-3700, Attention: Harold A. Hurwitz.

         You should rely only on the information contained in this prospectus or any supplement and in the documents incorporated by reference above. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.

                                 USE OF PROCEEDS

         The proceeds from the sale of each selling stockholder's common stock will belong to that selling stockholder. We will not receive any proceeds from such sales.

                              SELLING STOCKHOLDERS

         In connection with the private placement of shares of common stock to certain stockholders, we agreed to file a registration statement with the SEC to register the shares of our common stock we issued to those stockholders for resale by them, and to keep the registration statement effective until certain shares registered hereunder are sold. The registration statement of which this prospectus is a part was filed with the SEC pursuant to the stock purchase agreements we entered into with each of the selling stockholders. The following table sets forth: (1) the name of each of the stockholders for whom we are registering shares under this registration statement; (2) the number of shares of our common stock owned by each such stockholder prior to this offering, and
(3) the number of shares, and (if one percent or more) the percentage of the total of the outstanding shares, of our common stock to be owned by each such stockholder after this offering.

                                                                                               Percentage of
                                                                                                Common Stock
                                                           Common Stock      Common Stock        Owned Upon
                                      Common Stock         Being Offered      Owned Upon         Completion
                                      Owned Prior        Pursuant to this   Completion of         of this
        Name                        to the Offering        Prospectus       this Offering         Offering
        ----                        ---------------      ----------------   -------------      -------------
Pequot Private Equity Fund II LP           (1)               800,000            800,000             13.85%
Framlington Health                         (2)               400,000            400,000              4.0%
Bridge & Co                                (3)               200,000            200,000              2.0%
Munder Health                              (4)               200,000            200,000              2.0%


---------------------
(1) To our knowledge, Pequot Capital Management, Inc. is the beneficial owner of the 800,000 shares of common stock issued to Pequot Private Equity Fund II LP issued in connection with a Stock Purchase Agreement that we entered into with Pequot Private Equity Fund II LP on March 10, 2000. To our knowledge, Pequot Capital Management, Inc. is the beneficial owner of an additional 569,600 shares of common stock of Micro Therapeutics owned prior to this offering.

(2) To our knowledge, the number of shares of common stock which Framlington Health owned prior to this offering consists solely of those shares of common stock issued in connection with a Stock Purchase Agreement that we entered into with Framlington Health on March 10, 2000.

(3) To our knowledge, the number of shares of common stock which Bridge & Co owned prior to this offering consists solely of those shares of common stock issued in connection with a Stock Purchase Agreement that we entered into with Bridge & Co on March 10, 2000.

(4) To our knowledge, the number of shares of common stock which Munder Health owned prior to this offering consists solely of those shares of common stock issued in connection with a Stock Purchase Agreement that we entered into with Munder Health on March 10, 2000.

                              PLAN OF DISTRIBUTION

         The shares of our common stock offered pursuant to this prospectus may be offered and sold from time to time by the selling stockholders listed in the preceding section, or their donees, transferees, pledgees or other successors in interest that receive such shares as a gift or other non-sale related transfer. These selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. All or a portion of the common stock offered by this prospectus may be offered for sale from time to time on the Nasdaq National Market or on one or more exchanges, or otherwise at prices and terms than obtainable, or in negotiated transactions. The distribution of these securities may be effected in one or more transactions that may take place on the over-the-counter market, including, among others, ordinary brokerage transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders.

         We will not receive any part of the proceeds from the sale of Common Stock. The selling stockholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act, in which event commissions received by such intermediary may be deemed to be underwriting commissions under the Securities Act. We will pay all expenses of the registration of securities covered by this prospectus. The selling stockholders will pay any applicable underwriters' commissions and expenses, brokerage fees or transfer taxes.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed on by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.

                                     EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-KSB for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 14.  Other Expenses of Issuance and Distribution

         The following sets forth the costs and expenses, all of which shall be borne by the Registrant, in connection with the offering of the shares of common stock pursuant to this Registration Statement:

Securities and Exchange Commission Fee........................   $ 2,825.86
Accounting Fees and Expenses*.................................   $ 3,000
Legal Fees and Expenses*......................................   $15,000
Printing Costs*...............................................   $ 5,000
Miscellaneous Expenses*.......................................   $     0
                                                                 ----------
         Total................................................   $25,825.86
                                                                 ==========
         --------------
         * Estimated

         All of these costs and expenses shall be borne by the Registrant.

Item 15. Indemnification of Directors and Officers.

         (a) As permitted by the Delaware law, the Registrant's restated certificate of incorporation eliminates the liability of directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent otherwise required by Delaware law. The Registrant also carries directors and officers liability insurance.

         (b) The Registrant's restated certificate of incorporation provides that the Registrant will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was its director or officer against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the maximum extent authorized by Delaware law. The Registrant's bylaws provide for a similar indemnity to its directors and officers to the fullest extent authorized by Delaware law.

         (c) The Registrant has entered into indemnification agreements with each of its directors and officers which provide for the indemnification of its directors and officers against any and all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law.

Item 16.  Exhibits.

         5.1 Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.

         23.1     Consent of PricewaterhouseCoopers LLP, independent accountants

         23.2 Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in Exhibit 5.1).

         24.1 Power of Attorney (included on signature page to the registration statement at page II-4).

Item 17.  Undertakings.

         The undersigned Registrant hereby undertakes:

         (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d) (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

             (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it has met all of the requirements for filing on Form S-3 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 5th day of April, 2000.

                                       MICRO THERAPEUTICS, INC.


                                       By: /s/ George Wallace
                                           -----------------------------
                                           George Wallace, President and
                                           Chief Executive Officer

                                POWER OF ATTORNEY

         We, the undersigned officers and directors of Micro Therapeutics, Inc., do hereby constitute and appoint George Wallace, our true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                Signature                                    Title                                  Date
                ---------                                    -----                                  ----

/s/ George Wallace
------------------------------                 President, Chief Executive Officer and          April 5, 2000
George Wallace                                 Director
                                               (Principal Executive Officer)

/s/ Harold A. Hurwitz
------------------------------                 Chief Financial Officer                         April 5, 2000
Harold A. Hurwitz                              (Principal Financial Officer and
                                               Principal Accounting Officer)

/s/ Wende Hutton
------------------------------                 Director                                        April 5, 2000
Wende Hutton

/s/ Dick Allen
------------------------------                 Director                                        April 5, 2000
Dick Allen


------------------------------                 Director                                        April  , 2000
Kim Blickenstaff

/s/ W. James Fitzsimmons
------------------------------                 Director                                        April 5, 2000
W. James Fitzsimmons

                                      II-3

                                  EXHIBIT INDEX


   Exhibit                                                                                     Sequential
   Number                              Description                                             Page Number
   ------                              -----------                                             -----------
     5.1          Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.         --

     23.1         Consent of PricewaterhouseCoopers LLP, independent accountants.                 --

     23.2         Consent of Stradling Yocca Carlson & Rauth, a Professional
                  Corporation (included in the Opinion filed as Exhibit 5.1).                     --

     24.1         Power of Attorney (included on signature page to the
                  registration statement at page II-4).                                           --
